UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:   The White Elk Funds


ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP
CODE): C/O William D. Witter, Inc., One Citicorp Center, 153 East 53rd Street, New York, NY 10022

TELEPHONE NUMBER (INCLUDING AREA CODE):  212-753-7878

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:  CT Corporation
System, 2 Oliver Street, Boston, MA 02109

REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(b) OF THE INVESTMENT COMPANY ACT CONCURRENTLY WITH THE FILING OF FORM N-8A.

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and the state of New York on the 11th day of February 1998.



(SEAL)                                       THE WHITE ELK FUNDS
                                             ----------------------------
                                             (Name of Registrant)



                                             BY

                                             /S/ WILLIAM D. WITTER
                                             -----------------------------
                                             (Name  of   director,   trustee  or
                                             officer   signing   on   behalf  of
                                             Registrant)



Attest:  /S/ MELANIE MARSHAK
         -----------------------
                 (Name)


Attest:  ________________________
                 (Name)